EXHIBIT B

        DATED   June 1  2005

                         (1) CUKUROVA HOLDING A.S.

                         (2) CUKUROVA FINANCE INTERNATIONAL LIMITED

                         (3) ALFA TELECOM TURKEY LIMITED

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                             SUBSCRIPTION AGREEMENT

                         in respect of Convertible Bonds
                          and Shares in the capital of
                        Cukurova Telecom Holdings Limited

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                                    CONTENTS

CLAUSE                                                                     PAGE
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1.   INTERPRETATION...........................................................2

2.   CONDITIONS PRECEDENT....................................................10

3.   INTERIM PERIOD..........................................................12

4.   AGREEMENT TO SUBSCRIBE..................................................13

5.   CONSIDERATION...........................................................14

6.   ESCROW COMPLETION.......................................................14

7.   TERMINATION.............................................................16

8.   CUKUROVA WARRANTIES.....................................................17

9.   ALFA WARRANTIES.........................................................19

10.  LIMITATIONS ON LIABILITY AND CONDUCT OF CLAIMS..........................19

11.  EXCLUDED ASSETS.........................................................21

12.  POST-COMPLETION OBLIGATIONS.............................................21

13.  MINORITY INTERESTS AND DEBTS............................................22

14.  CONFIDENTIALITY.........................................................22

15.  ENFORCEABILITY AND SEVERABILITY.........................................24

16.  FURTHER ASSURANCE.......................................................24

17.  SURVIVAL OF AGREEMENT...................................................24

18.  SUCCESSORS AND ASSIGNS..................................................25

19.  ANNOUNCEMENTS...........................................................25

20.  NOTICES AND REPRESENTATIVES.............................................25

21.  ARBITRATION AND GOVERNING LAW...........................................26

22.  GENERAL.................................................................27

23.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999............................27

24.  COUNTERPARTS............................................................27

     SCHEDULE 1 .............................................................28

          Part 1    The Company..............................................28

          Part 2    CTI......................................................29

     SCHEDULE 2          Turkcell Holding and Turkcell.......................30

     SCHEDULE 3          Cukurova Warranties.................................34

     SCHEDULE 4          Alfa Warranties.....................................43

     SCHEDULE 5          Forms of Subscription Instrument....................44

     SCHEDULE 6          Existing Interests of the Cukurova Group
                          in Turkcell........................................46

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AGREED FORM DOCUMENTS

Alfa Subscription Instrument
Completion Articles
Convertible Bond Instrument
Cukurova Subscription Instrument
Secured Loan Facility
Share Charge
Shareholders' Agreement
Unsecured Loan Facility

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DATED   June 1, 2005,

PARTIES

(1) CUKUROVA HOLDING A.S., a company duly incorporated under the laws of the Republic of Turkey with company number 475064/422646 and having its place of business at Buyukdere Cad. Yapi Kredi Plaza A Blok K:15 34330 Levent, Istanbul, Turkey ("Cukurova");

(2) CUKUROVA FINANCE INTERNATIONAL LIMITED, a company duly incorporated under the laws of the British Virgin Islands with company number 1000029 whose registered office is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands ("Cukurova Finance"); and

(3) ALFA TELECOM TURKEY LIMITED, a company duly incorporated in the British Virgin Islands with company number 653203 whose registered office is at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands ("Alfa").

RECITALS

(A) Each of Cukurova and Cukurova Finance ("the Cukurova Parties") and Alfa have decided to make an indirect investment in Turkcell via their respective holdings in Cukurova Telecom Holdings Limited ("the Company").

(B)     The Company, brief particulars of which are set out in Part 1 of
        Schedule 1, is a BVI Business Company incorporated in the British Virgin Islands under the BVI Business Companies Act 2004. Cukurova Finance is the legal and beneficial owner of two Shares, being the entire issued share capital of the Company as at the date of this Agreement. The Company has, at the date of this Agreement, one wholly owned subsidiary, Cukurova Telecom International Limited, brief particulars of which are set out in Part 2 of Schedule 1, and will acquire Intercon at Completion.

(C) Immediately following Completion, the Company will be the owner of record of 135,925,790 (representing 52.91%) of the issued and outstanding shares of Turkcell Holding, which is at the date of this Agreement the owner of record of 51% of the shares of Turkcell.

(D) The Amendment and Restatement Agreement and the Side Agreement have been entered into on and will be funded from the date of this Agreement. The Unsecured Facility and the Secured Facility will, subject to satisfaction of the Conditions Precedent, be entered into on Completion.

(E) Cukurova Finance is willing to (i) subscribe on Completion for 49 additional Shares, being the Cukurova Subscription Shares and (ii) jointly and severally with Cukurova to procure that on Completion the Company issues to Alfa the Convertible Bonds in accordance with the terms and conditions of the Convertible Bond Instrument, and Alfa is willing to subscribe for the Convertible Bonds. All such subscriptions and issues will be subject to and on the terms of this Agreement.

(F) The Convertible Bonds will be convertible, in accordance with the terms and conditions of the Convertible Bond Instrument, into 49 Shares such that if Conversion takes place the issued share capital of the Company will be held as to 51 Shares by Cukurova Finance and as to 49 Shares by Alfa.

                                        1
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IT IS AGREED AS FOLLOWS:-

1.      INTERPRETATION

1.1 In this Agreement including the recitals and Schedules hereto the following words and expressions shall where the context so admits bear the following meanings:

        "the Accounting Date" means 31 December 2004 or in the case of any company whose most recent Accounts for which have been drawn up to a different date, that different date;

        "Accounts" means the individual accounts of each of Intercon, Turkcell Holding, Turkcell and each Turkcell Group Company and the profit and loss account of each such company (which in the case of Turkcell are audited) for the financial year ended on the Accounting Date and the notes thereto and directors' and (in the case of Turkcell) auditors' reports thereon;

        "Affiliate" means in relation to a Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first mentioned person;

        "Alfa Group" means Alfa, any holding company of Alfa and the respective subsidiaries for the time being of each of them and the expression "member of the Alfa Group" shall be construed accordingly;

        "Alfa's Solicitors" means Jones Day;

        "Alfa Subscription Instrument" means an application substantially in the form set out in Part A of Schedule 5 for the subscription by Alfa of the Convertible Bonds;

        "Alfa Warranties" means the warranties and representations set out in clause 9 and Schedule 4;

        "Amendment and Restatement Agreement" means the amendment and restatement agreement to the Existing Facility, which amendment and restatement agreement is dated with the date of this Agreement;

        "Balancing Payment" has the meaning set out in clause 6.3;

        "business day" has the meaning set out in clause 20.2(C);

        "Claiming Party" has the meaning given to that term in clause 10.4;

        "Company" has the meaning set out in Recital (A);

        "Completion" means completion of this Agreement as provided in clause 6.4;

        "Completion Articles" means the articles of association of the Company in the Agreed Form to be adopted by the Company on Completion;

        "Completion Date" means the date on which Completion takes place;

        "Conditions Precedent" means the conditions precedent set out in clause 2;

        "Conditions Precedent Date" means 1 September 2005 or such later date as Alfa and the Cukurova Parties shall agree;

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        "Contemplated Transactions" means

        (A) the Cukurova Parties procuring that the Company duly constitute the Convertible Bonds;

        (B)     the adoption of the Completion Articles;

        (C)     the Cukurova/Company Acquisition;

        (D)     the YKB/Intercon Acquisition;

        (E)     the Cukurova/Intercon Acquisition;

        (F)     the Intercon/CTI Acquisition;

        (G)     the CTI/Company Transfer;

        (H) the subscription by Cukurova Finance of the Cukurova Subscription Shares; and

        (I) the subscription by Alfa of the Convertible Bonds and compliance by the Company with all other requirements of the Convertible Bond Instrument in relation to such subscription;

        or, where the context so admits, any of them;

        "Conversion" means conversion of the Convertible Bonds into the Conversion Shares in accordance with the terms and conditions set out in the Convertible Bond Instrument;

        "Conversion Measures" means

        (A)     adoption by the Company of the Post-Conversion Articles;

        (B) the execution of the Shareholders' Agreement by all parties thereto becoming effective; and

        (C)     the issue of the Conversion Shares;

        "Conversion Shares" means the 49 Shares to be issued to Alfa upon Conversion;

        "Convertible Bonds" means the US$1,593,000,000 convertible bonds which are convertible into 49 Shares in accordance with the terms and conditions set out in the Convertible Bond Instrument;

        "Convertible Bond Instrument" means the instrument in the Agreed Form constituting the Convertible Bonds which is to be executed by the Company and Cukurova Finance on Completion;

        "CTI" means Cukurova Telecom International Limited, a company incorporated under the laws of the British Virgin Islands with registered number 658807 and whose registered office is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands;

        "CTI/Company Transfer" means the dividend in specie (in accordance with all relevant laws of the British Virgin Islands) by the Company (with all corporate power and authority to declare and make such dividend) of the all of the Cukurova Turkcell Holding Shares and the YKB Option Shares (all of which shares are to be acquired by CTI pursuant to the Intercon/CTI Acquisition) which at completion of such transfer will be free from all liens, encumbrances and equities whatsoever;

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        Cukurova/Company Acquisition" means (a) the intra-group transfer (in accordance with all relevant laws of the Republic of Turkey) by Cukurova (with full power to transfer and with full legal and beneficial title) to the Company of all (but four) of the issued shares in the capital of Intercon (which at completion of such transfer will be free from all liens, encumbrances and equities whatsoever) for a consideration such that the transfer will not constitute a transaction at an undervalue or fraudulent preference or otherwise contravene any insolvency related Legal Requirements in any jurisdiction and (b) the transfer of the remaining four such shares to bare nominees of Cukurova in accordance with Turkish law;

        "Cukurova Disclosure Letter" means a disclosure letter addressed by the Cukurova Parties to Alfa which the Cukurova Parties are obliged under clause 8.1 to deliver to Alfa before 5.30 p.m. on 7 June 2005;

        "Cukurova Group" means the Cukurova Parties and any holding company of either of them and the respective subsidiaries for the time being of each of them and the expression "member of the Cukurova Group" shall be construed accordingly;

        "Cukurova/Intercon Acquisition" means the intra-group transfer (in accordance with all relevant laws of the Republic of Turkey) by Cukurova (with full power to transfer and with full legal and beneficial title) to Intercon all of the Cukurova Turkcell Holding Shares (which at completion of such transfer will be free from all liens, encumbrances and equities whatsoever) for a consideration such that the transfer will not constitute a transaction at an undervalue or fraudulent preference or otherwise contravene any insolvency related Legal Requirements in any jurisdiction;

        "Cukurova Parties" has the meaning set out in Recital (A);

        "Cukurova's Solicitors" means White & Case;

        "Cukurova Subscription Instrument" means an application, substantially in the form set out in Part B of Schedule 5 by Cukurova Finance for the Cukurova Subscription Shares;

        "Cukurova Subscription Shares" means the 49 Shares to be subscribed by Cukurova Finance at Completion;

        "Cukurova Turkcell Holding Shares" means the 84,483,199 Turkcell Holdings Shares representing in aggregate 32.88% of the issued share capital of Turkcell Holdings which are, at the date of this Agreement, legally and beneficially owned by members of the Cukurova Group or Affiliates of such members, which shares do not include the YKB Option Shares;

        "Cukurova Warranties" means the warranties and representations set out in clause 8 and Schedule 3;

        "Defending Party" has the meaning given to that term in clause 10.4;

        "Directors" means, unless the context otherwise requires, the directors of the Company from time to time;

        "Escrow Completion" means completion of the matters set out at clause
        6.2 and clause 6.3, subject to satisfaction of the Escrow Condition;

        "Escrow Condition" means the release of all of the SDIF Pledge(s);

                                        4
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        "Event" means any event, including (without limitation)

        (A) any act, omission, transaction or distribution whether or not any Relevant Company or Turkcell Group Company is a party thereto;

        (B)     the death of any person;

        (C) the failure or inability to avoid an apportionment of income (whether or not it is or was possible by taking action after Completion to avoid such apportionment), and references to an Event occurring on or before Completion shall include any such failure or inability arising in relation to any accounting period of any company ending before, or current at, Completion;

        (D) any Relevant Company or Turkcell Group Company ceasing to be a member of any group or associated with any person;

        (E)     Completion; and

        (F) any event which is treated as having occurred for the purposes of any legislation;

        and references to the result of an Event occurring on or before Completion shall include the combined result of two or more Events one or more of which shall have taken place on or before Completion;

        "Excluded Assets" means the assets and liabilities of Intercon other than the Turkcell Holding Shares;

        "Existing Facility" means the existing facility made available to Avor Investment Company, Inc., by Mogoton Finance Limited pursuant to the facility agreement dated 27 April 2005 between Avor Investment Company, Inc., Cukurova, BMC Sanayi ce Ticaret A.S., Mehmet Emin Karamehmet and Mogoton Finance Limited in respect of a facility of US$355,000,000 (as amended and restated pursuant to the Amendment and Restatement Agreement).

        "Existing Shares" the two Shares held by Cukurova Finance as at the date of this Agreement;

        "Governmental Authorisation" means any approval, consent, licence, permit, waiver or other authorisation issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement;

        "Governmental Body" means any:

        (A) nation, state, county, city, town, district or other jurisdiction of any nature;

        (B)     national, state, local, municipal, foreign or other government;

        (C) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

        (D)     multi-national organisation or body; or

        (E) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;

                                        5
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        "Hazardous Substance" means all poisonous, noxious, hazardous, infectious, radioactive or polluting substances whether natural or artificial and whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any substance which may either alone or in combination be harmful to man, to the life or health of any living organisms, to property, or deleterious to the environment;

        "Intellectual Property" and "Intellectual Property Rights" means all patents, patent applications, utility models, trade marks, service marks, registered designs, unregistered design rights, copyrights, moral rights, technical drawings, business names, database rights, Internet domain names, brand names, computer software programmes and systems, know how, inventions, confidential information and other industrial or commercial intellectual property rights whatsoever and wheresoever and whether registered or capable of registration or not and all applications for registration or protection of the foregoing;

        "Intercon" means Intercon Danismanlik ve Egitim Hizmetleri A.S., a company formed under the laws of, and registered in, the Republic of Turkey with company number 265036/212608 whose registered office is at Buyukdere Cad. Yapi Kredi Plaza A. Blok Kat: 15 1. Levent, Istanbul;

        "Intercon/CTI Acquisition" means the intra-group transfer (in accordance with all relevant laws of the Republic of Turkey) by Intercon (with full power to transfer and with full legal and beneficial title) to CTI all of the Cukurova Turkcell Holding Shares and the YKB Option Shares (all of which shares are to be acquired by Intercon pursuant to the Cukurova/Intercon Acquisition and the YKB/Intercon Acquisition respectively) (which at completion of such transfer will be free from all liens, encumbrances and equities whatsoever) for a consideration such that the transfer will not constitute a transaction at an undervalue or fraudulent preference or otherwise contravene any insolvency related Legal Requirements in any jurisdiction;

        "Interim Period" means the period commencing on signing of this Agreement and ending on the earlier of Completion and lapse or termination of this Agreement;

        "Legal Requirement" means any national, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty;

        "Management Accounts" means the unaudited consolidated accounts of Turkcell for the period from the Accounting Date and ended on 30 April 2005;

        "Material Adverse Effect" means when used in relation to any Person(s), any event, change or effect (any such item, an "Effect"), which individually or in the aggregate with another Effect or Effects, is materially adverse to the business, assets, financial condition, or results of operations of such Person(s);

        "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture or other entity or association (whether incorporated or unincorporated);

        "Post Conversion Articles" , means articles of association of the Company in a form which Alfa, acting reasonably, is satisfied reflects the agreements set out in the Shareholders Agreement, which articles are to be adopted by the Company immediately prior to Conversion;

        "Principal Claim" has the meaning given to that term in clause 10.4;

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        "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator;

        "Relevant Companies" means each of CTI, Intercon, Turkcell Holding and Turkcell and "Relevant Company" shall be construed accordingly;

        "Relevant Group" has the meaning set out in paragraph 11 of Schedule 3.

        "Relevant Proportion" means a proportion equal to the percentage of indirect ownership interest that Alfa or any of its Affiliates or associates has, or would if Conversion had taken place, have in the share capital of any company in respect of which any diminution in asset value or loss or liability of the kind referred to in clause 8.6(A) arises;

        "Relevant Shares" means each of the Cukurova Turkcell Holding Shares, the YKB Option shares and all of the shares in the issued share capital of CTI and Intercon;

        "Relief" means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise;

        "Satisfactory Cukurova Disclosure Letter" means a Cukurova Disclosure Letter which Alfa has notified Cukurova, in accordance with clause 8.1, is in a form and substance satisfactory to Alfa, acting in its absolute discretion;

        "SDIF" means the Turkish Savings Deposit Insurance Fund (the TASARRUF MEVDUATI SIGORTA FONU);

        "SDIF Debts" means all of the debts owed by Cukurova to the SDIF and secured by the SDIF Pledge(s);

        "SDIF Pledge(s)" means all of the pledges held by the SDIF over the Cukurova Turkcell Holding Shares and the YKB Option Shares;

        "SDIF Redemption Amount" has the meaning set out in clause 6.3;

        "Secured Loan Facility" means the conditional facility agreement in the Agreed Form to be entered into on Completion between Cukurova, Cukurova Finance and Alfa in respect of a facility of US$1,352,000,000;

        "Share Charge" means the share charge in the Agreed Form to be entered into on Completion between Cukurova Finance and Alfa in respect of the Existing Shares and the Cukurova Subscription Shares;

        "Shareholders' Agreement" means the shareholders agreement in the Agreed Form to be entered into by Alfa, Cukurova, Cukurova Finance and the Company as an escrow on Completion so as to be capable of being in effect from Conversion;

        "Shares" means shares of no par value in the capital of the Company and designated as either "A shares" or "B shares";

        "Side Agreement" means the side agreement to the Existing Facility which side agreement is dated 31 May 2005;

        "TAS" means Turkish Statutory Accounting Standards as set out in the Turkish Commercial Code (as amended from time to time);

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        "Tax" means any tax (including, without limitation, any income tax, franchise tax, capital tax, branch profits tax, excise tax, transfer tax, withholding tax, payroll tax, employment tax, windfall profits tax, capital gains tax, value-added tax, sales tax, use tax, ad valorem tax, property tax, gift tax, or estate tax), charge, contribution, withholding, impost, levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, surcharge or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, charge, contribution, withholding, impost, levy, assessment, tariff, duty, deficiency, or fee, and includes amounts payable in respect of Tax;

        "Tax Warranties" means the warranties and representations at paragraph 17 of Schedule 3;

        "Third Party Claim" has the meaning given to that term in clause 10.4;

        "Transaction Documents" means this Agreement, the Convertible Bond Instrument, the Shareholders' Agreement, the Secured Loan Facility, the Unsecured Loan Facility, the Amendment and Restatement Agreement, the Side Agreement, the Share Charge and all further agreements or obligations referred to in any such agreement;

        "Turkcell" means Turkcell Iletisim Hizmetleri A.S., a company formed under the laws of, and registered in, the Republic of Turkey, brief particulars of which are set out in Schedule 2;

        "Turkcell Group Company" means any direct or indirect subsidiary of Turkcell as at the date of this Agreement and "Turkcell Group Companies" shall be construed accordingly;

        "Turkcell Holding" means Turkcell Holding A.S., a company formed under the laws of, and registered in, the Republic of Turkey, brief particulars of which are set out in Schedule 2;

        "Turkcell Holding Shares" means the shares of TL 1,000,000 (Turkish Liras) each in the capital of Turkcell Holding;

        "Unsecured Loan Facility" means the conditional facility agreement in the Agreed Form to be entered into on Completion between Cukurova, Cukurova Finance, BMC Sanayi ve Ticaret A.S., Mehmet Emin Karamehmet and Alfa in respect of a facility of US$355,000,000;

        "YKB" means Yapi ve Kredi Bankasi A.S., a company formed under the laws of, and registered in, the Republic of Turkey; and

        "YKB/Intercon Acquisition" means the exercise by Intercon of the YKB Option and the consequent transfer (in accordance with all relevant laws of the Republic of Turkey) by YKB (with full power to transfer and with full legal and beneficial title) to Intercon of all of the YKB Option Shares (which at completion of such transfer will be free from all liens, encumbrances and equities whatsoever) for the consideration payable under the YKB Option;

        "YKB Option" means the various options granted by YKB under which Cukurova has the right to nominate Intercom to acquire the YKB Option Shares;

        "YKB Option Shares" means such number of Turkcell Holding Shares as represents 20.024% of the issued share capital of Turkcell Holding as at Completion, which shares are at the date of this Agreement legally and beneficially owned by YKB.

1.2 The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters, or things.

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1.3     Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.4 References in this Agreement to any document in "Agreed Form" are references to the document described in the form of the draft agreed between the parties and initialled by them or by Cukurova's Solicitors and Alfa's Solicitors on their behalf for identification purposes.

1.5 In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description.

1.6 Any reference, express or implied, to an enactment includes references to:

        (A) that enactment as amended, extended or applied by or under any other enactment before or after signature of this Agreement;

        (B) any enactment which that enactment re-enacts (with or without modification); and

        (C) any subordinate legislation made (before or after signature of this Agreement) under any enactment, including one within clause 1.6(A) or 1.6(B),

        provided that no such enactment or subordinate legislation made after the date of this Agreement shall increase the liability of any party under or pursuant to this Agreement.

1.7 References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.8 References to any statutory provisions or laws or regulations or orders or similar requirements of the United Kingdom or any part thereof or to accounting principles applying in the United Kingdom ("applicable UK requirements") shall, in the case of a company incorporated or carrying on business outside the United Kingdom, also include references to any corresponding or the nearest equivalent provisions or requirements or laws or regulations or orders or similar requirements and/or, as appropriate, generally accepted accounting principles applicable in the jurisdiction concerned ("applicable overseas requirements"); and references to any governmental or administrative authority or agency or body shall include reference to the corresponding or nearest equivalent governmental or administrative authority or agency or body in the jurisdiction concerned.

1.9 Where a warranty or other provision of this Agreement makes reference to any notices orders directions requirements or facts matters or circumstances relevant to any applicable UK requirements, such warranty or other provisions, as appropriate, shall be construed, in the case where any jurisdiction outside the United Kingdom may be of relevance, as including, so far as possible, the corresponding or nearest equivalent notices orders directions requirements facts matters or circumstances relevant to any equivalent or corresponding applicable overseas requirements.

1.10 Where any of the Cukurova Warranties is qualified by the expression "so far as each of the Cukurova Parties is aware" or any similar expression, then (unless clearly not admitted by the context) that paragraph shall be deemed to include an additional warranty to the effect that the statement has been made after due, diligent, and careful enquiry by each the Cukurova Parties of, (including without limitation) the auditors, tax advisers, solicitors and other professional advisers of the Cukurova Parties.

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1.11    References in this Agreement to an "associate" (other than in the Tax
        Warranties) or a "connected person" in relation to another person, are references to a person who is an associate of or connected with the other within the meaning of section 417 or section 839 of the Income and Corporation Taxes Act 1988, as appropriate. References in this Agreement to "subsidiary" and "subsidiary undertaking" are references to a subsidiary or subsidiary undertaking as respectively defined in sections 736 and 259 of the Companies Act 1985. References in this Agreement to a "holding company" are references to a holding company as defined in section 736 of the Companies Act 1985.

1.12 The clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.13 In this Agreement references to US$ are references to the lawful currency of the United States of America.

1.14 In this Agreement references to any time of day are to the time in London, England.

2.      CONDITIONS PRECEDENT

2.1 The provisions of clauses 4, 5 and 6 of this Agreement are conditional on the following having occurred on or before noon (or such other time as the parties may agree) on the Conditions Precedent Date:

        (A) the Turkish Capital Markets Board (the SERMAYE PIYASASI KURULU) having unconditionally and irrevocably agreed (in a form, whether by irrevocable waiver or otherwise, satisfactory to
                Alfa) that neither Alfa nor the Company will be required to make a mandatory tender offer for any shares in Turkcell, Turkcell Holding or any other company as a result of the implementation of any of the Contemplated Transactions or of Conversion and, additionally, the Turkish Capital Markets Board not having imposed any other condition or obligation in relation to any of the Contemplated Transactions;

        (B) if and to the extent required under Turkish law or any regulations or rules or requirements of any relevant authority, the Turkish Telecommunications Authorities (the TELEKOMUNIKASYON KURUMU) having unconditionally and irrevocably issued their consent to the Contemplated Transactions, and the Turkish Telecommunications Authorities not having imposed any other condition or obligation in relation to any such Contemplated Transactions;

        (C) if and to the extent required under Turkish law or any regulations or rules or requirements of any relevant authority, the Turkish Competition Authorities (the REKABET KURUMU) having unconditionally and irrevocably issued their consent to the Contemplated Transactions, and the Turkish Competition Authorities not having imposed any other condition or obligation in relation to such Contemplated Transactions;

        (D) without prejudice to any other Condition Precedent, the receipt of all necessary or desirable Governmental Authorisation or any other third party consent, approval, licence, permission, waiver, or other authorisation required for Completion;

        (E) Alfa having been provided to its satisfaction with all legal, financial and commercial due diligence information in relation to the Relevant Companies, the Turkcell Group Companies and the Contemplated Transactions and having been satisfied with such due diligence;

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        (F)     save as disclosed in the Satisfactory Cukurova Disclosure Letter
                (if any) in accordance with clause 8.1, the Cukurova Warranties being true and correct in all material respects as at the date of this Agreement and as at the date of Completion;

        (G) no event occurring or matter arising which either (1) has had or is likely to have a Material Adverse Effect on the Company or any of the Relevant Companies or any of the Turkcell Group Companies or (2) which had it happened before the date of this Agreement would have rendered any of the Warranties untrue or incorrect in any material respect;

        (H) Alfa having become satisfied that Cukurova has established the entities and structure necessary to implement the Contemplated Transactions;

        (I) Alfa having become satisfied that there are binding and irrevocable commitments and procedures in place (by means of escrow or otherwise as agreed by Alfa and Cukurova) to ensure that, on or before Completion, each of the Contemplated Transactions (other than the CTI/Company Transfer) is effected and that immediately following Completion the CTI/Company Transfer will be effected, in each case, fully in accordance with the terms of the commitments and procedures with which Alfa has become so satisfied;

        (J) Alfa having received from SDIF in a form satisfactory to it written confirmation of the amount of the SDIF Debts and a written undertaking from SDIF that SDIF will release the SDIF Pledge(s) on receipt of a redemption amount made up of the said amount of the SDIF Debts and a prevailing per diem interest payment, Alfa being satisfied that at Completion such redemption amount will not be greater than US$1,593,000,000 and Alfa also being satisfied that on receipt of such redemption amount SDIF will be required as a matter of law to release the SDIF Pledge(s);

        (K) there being no pending or threatened Proceedings (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that will have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions;

        (L) the conditions precedent (save for any which relate to this Agreement) provided for in Schedule 1 of the Unsecured Loan Facility and Schedule 1 to the Secured Loan Facility having been satisfied (notwithstanding that such agreements may not yet have been entered into); and

        (M) Alfa having notified Cukurova pursuant to clause 8.1 that it is satisfied with the form and substance of the Cukurova Disclosure Letter.

2.2 Each of Alfa and Cukurova shall, on a continuing basis for whilst this Agreement is in full force and effect, use their respective best endeavours to procure the satisfaction of the Conditions Precedent in clauses 2.1(A) to (D) inclusive; Cukurova shall provide the due diligence information described in clause 2.1(E) and shall use its best endeavours to procure that the binding and irrevocable commitments described in clause 2.1(I) are in place, in each case as soon as possible and in any event not later than noon on the Conditions Precedent Date.

2.3 Each party shall keep the other fully informed of all progress and developments with regard to satisfaction of the Conditions Precedent and in any event shall forthwith notify the other in writing as soon as it becomes aware that the same or any of the same have been satisfied or have become incapable of satisfaction and produce to the other such documentation as it shall reasonably require to evidence any such satisfaction. Without prejudice to clause 2.2, it is

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

        agreed that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by Cukurova and Alfa in consultation with each other and each party shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so.

2.4 If at any time between the date of this Agreement and noon on the Conditions Precedent Date:

        (A) any of the authorities or bodies referred to in the Conditions Precedent set forth in clauses 2.1(A), 2.1(B), or 2.1(C) state that a mandatory offer as described under clause 2.1(A) would be required or reject the application for consent required under clause 2.1(B) or 2.1(C) or impose conditions of the kind described in clause 2.1(B) or 2.1(C); or

        (B)     Cukurova is in default of its obligations under clause 2.2;

        then Alfa (in its sole discretion) shall have the right to terminate this Agreement by notice in writing to the Cukurova Parties. For the avoidance of doubt, if Alfa shall not serve a notice of termination where the circumstances set forth in paragraph (A) this clause 2.4 shall exist, then the parties' respective obligations under clause 2.2 shall continue and, without limitation to the generality of clause 2.2, they shall continue to use their respective best endeavours to satisfy the Conditions Precedent set forth in clauses 2.1(A), 2.1(B), or 2.1(C).

2.5 If by noon on the Conditions Precedent Date, any of the Conditions Precedent shall not have been satisfied, or waived in writing by Alfa (provided that Alfa may not waive the Conditions Precedent set forth in clauses 2.1(A), 2.1(B), or 2.1(C)) then either Alfa (on the one hand) or the Cukurova Parties (on the other) shall have the right to terminate this Agreement by notice in writing to the other party(ies). Subject to the proviso set out above in this clause 2.5, Alfa may, in its absolute discretion, waive any of the Conditions Precedent in whole or in part, but shall not be obliged under any circumstances to do so. The Cukurova Parties may not waive any Condition Precedent.

2.6     Immediately upon notice of termination being served pursuant to clause
        2.4 or clause 2.5, this Agreement shall have no further force and effect and none of the parties shall have any liability in respect of this Agreement, except as regards any antecedent breach, save that this clause 2.6 and clauses 1.1(B) (Enforceability and Severability), 19 (Announcements), 20 (Notices and Representatives), 21 (Arbitration and Governing Law) and 22 (General) shall continue in full force and effect for the avoidance of doubt, if Alfa shall not serve such notice then the obligations and liabilities of each of the parties shall continue in full force and effect notwithstanding the passing of the Conditions Precedent Date.

2.7 If this Agreement is terminated under clause 2.5 by reason only of the Condition Precedent set out in clause 2.1(M), without prejudice to Alfa's right to terminate the Existing Facility in accordance with the Side Letter, the only remedy of Alfa in respect of any breach of the Cukurova Warranties shall be a claim in damages for the direct professional costs and disbursements and its other disbursements incurred in connection with the negotiation of the Transaction Documents or in relation to the Contemplated Transactions.

3.      INTERIM PERIOD

3.1 During the Interim Period, the Cukurova Parties shall (except with the prior written consent of Alfa or as expressly provided otherwise in this Agreement):

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

        (A) procure that the Company will not carry on any business or incur any liability of any kind except pursuant to the Contemplated Transactions and obligations to be performed under the terms of such transactions;

        (B) themselves not take any action and use their best endeavours to procure that no other Person will take any action, which (save in the ordinary course of trading) results in the net assets of any Relevant Company or of any Turkcell Group Company being materially reduced or which could have a Material Adverse Effect on the financial or trading position or prospects of any such company;

        (C) without prejudice to the generality of clause 3.1(B), themselves not take any action and use their best endeavours to procure that no other Person will take any action (save in the ordinary course of trading or as permitted in accordance with clause 3.3) to reduce the cash balances by a material amount (whether as one transaction or series of transactions) of any Relevant Company or of any Turkcell Group Company (on an individual basis or on a consolidated basis across all of such companies);

        (D) themselves not take any action and use their best endeavours to procure that no other Person will take any action to dispose of or deal in any Cukurova Turkcell Holding Shares, and/or any YKB Option Shares, or any interest in any such shares, except as may be required to give effect to the Contemplated Transactions; and

        (E) not themselves and shall procure that neither any member of the Cukurova Group nor any of their representatives will directly solicit, initiate, continue or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Alfa) relating to any transaction involving any direct or indirect ownership of any shares in Turkcell, Turkcell Holding or any Turkcell Group Company other than those of which details are set out in Schedule 6.

3.2 During the Interim Period, the Cukurova Parties shall also provide, and shall procure that there is provided, to Alfa, its accountants, solicitors and all other persons authorised by it promptly after request such facilities and information regarding the business assets liabilities affairs and records of each Relevant Company and each Turkcell Group Company as Alfa may reasonably from time to time require.

3.3 Nothing in clause 3.1(C) shall oblige the Cukurova Parties to procure that Turkcell Holding refrains from paying the dividends declared in respect of the shares in Turkcell Holding in relation to the financial years ended 31 December 2003 and 31 December 2004 if such dividends shall be paid to the lender under the Existing Facility by way of repayment(s) of any principal, interest or other amounts owing thereunder, in which case the aggregate amount of Alfa's commitment under the Secured Facility will be reduced by the amount of such repayment(s) in accordance with the Secured Facility.

4.      AGREEMENT TO SUBSCRIBE

4.1 Subject to satisfaction of the Conditions Precedent, Cukurova hereby agrees to procure that the Company will issue the Convertible Bonds in accordance with the terms of the Convertible Bond Instrument to Alfa pursuant to the Alfa Subscription Instrument, free from all liens charges encumbrances and other equities of any description (whether known about or not) and Alfa hereby agrees to subscribe for the same on and subject to the terms of this Agreement.

4.2 Nothing in this Agreement shall oblige Alfa to subscribe for any of the Convertible Bonds or otherwise complete this Agreement unless the subscription of all of the Convertible Bonds is completed simultaneously.

5.      CONSIDERATION

5.1 The consideration for the subscription of the Convertible Bonds shall be US$1,593,000,000.

5.2 The consideration for the subscription of the Cukurova Subscription Shares shall be an amount equal to the amount payable to YKB pursuant to the YKB/Intercom Acquisition.

6.      ESCROW COMPLETION

6.1 Unless otherwise agreed Escrow Completion shall take place at the offices of Alfa's Solicitors in London on or before 2.00 p.m. on the fifth day after all of the Conditions Precedent have been satisfied or waived in accordance with clause 2.4 or procure to be paid on its behalf;

6.2     On Escrow Completion and subject to clause 6.3 and clause 6.4:

        (A) Cukurova Finance will, pursuant to the Cukurova Subscription Instrument, subscribe for the Cukurova Subscription Shares and shall pay, or procure to be paid on its behalf, the subscription monies specified in clause 5.2 to the Company or as it shall direct at a bank account which the Cukurova Parties will procure the Company to notify to Cukurova Finance;

        (B) Alfa will deliver to the Company the Alfa Subscription Instrument duly executed but not dated;

        (C)     The Cukurova Parties will procure that the Company shall:

                (1) duly execute the Convertible Bond Instrument and Cukurova Finance will also duly execute the same;

                (2) deliver a duly executed certificate in respect of the Convertible Bonds in the form attached to the Convertible Bond Instrument and a duly executed certificate in respect of any other security to which the holder of the Convertible Bond is entitled under the terms of the convertible Bond Instrument in favour of Alfa or (at Alfa's sole discretion) Alfa's nominee(s);

                (3) appoint such persons as Cukurova shall nominate to be directors of the Company and deliver to Alfa the written resignations of such number of directors of the Company as shall be necessary to ensure that the Company has three directors, all of which have been appointed by Cukurova, each such resignation to be executed as a deed and to confirm that the person resigning has no claims against the Company for compensation for loss of office or otherwise;

        (D)     The Cukurova Parties will procure that:

                (1)     the Company's name shall be Cukurova Telecom Holdings
                        Limited;

                (2)     the Completion Articles shall be adopted by the Company;
                        and

                (3) the Company shall have an authorised share capital of 100 Shares to be designated as provided for in the Completion Articles;

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

        (E) The Cukurova Parties will procure that a meeting of the Board of Directors of the Company shall be held at which:

                (1) the Convertible Bonds and any additional securities issuable by the Company at the time of the subscription of the Convertible Bonds, under the terms of the Convertible Bond Instrument, and the Cukurova Subscription Shares shall be approved for registration;

                (2) the resignations referred to at clause 6.2(C)(3) shall be accepted with effect from the conclusion of the meeting and two persons as Alfa shall nominate shall be appointed Directors in accordance with the Completion Articles; and

                (3) such other business shall be attended to as Alfa shall reasonably require;

        (F)     Cukurova will or will procure that:

                (1) each of the Contemplated Transactions (other than the CTI/Company Transfer) which has not already been effected at or before Completion, shall be completed in accordance with the terms of the commitments and procedures with which Alfa has become satisfied in accordance with clause 2.1(I);

                (2) show to Alfa the original stock transfer forms (duly executed and stamped) relating to each of the Cukurova/Company Acquisition, the Cukurova/Intercon Acquisition, the YKB/Intercon Acquisition, and the Intercon/CTI Acquisition (and provide copies thereof);

                (3) show to Alfa the written up register of members of each of Intercon and Turkcell Holdings evidencing the transferees referred to in the stock transfer forms at clause 6.2(F)(2) have been entered into the relevant register of members, together with the duly signed board minutes approving such registration, and provide copies thereof; and

                (4) the Secured Facility and Unsecured Facility and all documents which are to be entered into pursuant to them at the time of their signing, shall be duly executed by all parties to them other than Alfa;

                (5) to the extent not previously satisfied, all conditions precedent to drawdown under the Secured Facility and the Unsecured Facility will be satisfied;

                (6) the Shareholders Agreement will be executed by the Cukurova Parties and the Company and delivered to Alfa's Solicitors to be held as an escrow subject to the escrow condition that it shall be released from escrow and be dated and become effective on Conversion but not otherwise; and

                (7) all necessary shareholder approvals and authorities of the Company are passed to adopt the Post Conversion Articles with effect from Conversion.

        (G) The Cukurova Parties will procure that a representative of the SDIF shall attend Completion and shall hold a release of the SDIF Pledge(s) and that such representative has authority to execute, date and deliver such release immediately upon receipt of sufficient funds to discharge the SDIF Debts.

6.3 Subject to conclusion of all of the matters referred to in clause 6.2, Alfa shall:-

        (A) duly execute the Secured Facility Unsecured Facility, Share Charge and all documents which are to be entered into pursuant to them at the time of their signing and duly execute the Shareholders Agreement and deliver the same to Alfa's Solicitors to be held as an escrow subject to the escrow condition described in clause 6.2(F)(6); and

        (B) shall in part satisfaction of the subscription monies due from it in respect of the Convertible Bonds, as set out in clause 5.1, pay to SDIF, at a bank account details of which have previously been notified by SDIF to Alfa and pursuant to the Company's instructions, the amount notified by SDIF to Alfa in accordance with clause 2.1(J) as being the amount necessary, on the day in question to repay the SDIF Debts in full in order that the SDIF Pledge(s) may be released ("the SDIF Redemption Amount").

        Following such payment, Escrow Completion shall be deemed to have taken place, and Completion shall be conditional only upon (1) satisfaction of the Escrow Condition and (2) payment by Alfa to the Company of an amount ("the Balancing Payment") equal to the subscription monies payable for the Convertible Bonds pursuant to clause 5.1 less the amount paid to SDIF pursuant to clause 6.3(B).

6.4     Immediately following Escrow Completion having taken place:-

        (A) the Cukurova Parties shall procure satisfaction of the Escrow Condition; and

        (B) Alfa shall pay to the Company or as the Company shall direct at a bank account details of which have previously been notified by the Company to Alfa and pursuant to the Company's instructions, the Balancing Payment (if any).

        Completion shall take place automatically upon the Escrow Condition having been satisfied and, if applicable, the Balancing Payment having been paid.. All deeds, agreements and documents executed and/or delivered under clause 6.2 and clause 6.3 shall thereupon be deemed to have come into effect and shall become the absolute property of the parties entitled thereto and shall be dated with the date of Completion.

6.5 As soon as reasonably practicable following Completion, each of the Cukurova Parties and Alfa shall procure that (i) the CTI/Company Transfer shall be effected fully in accordance with the commitments and procedures with which Alfa has become satisfied in accordance with clause 2.1 (I) and (ii) the Company is entered into the register of members of Turkcell Holding in respect of the Turkcell Holding Shares thereby transferred.

7.      TERMINATION

7.1 If Alfa shall before Completion become aware of any matter which is a material breach of or materially inconsistent with any of the warranties covenants agreements or undertakings on the part of either or both of the Cukurova Parties contained in this Agreement Alfa may terminate this Agreement at any time before Completion by giving notice in writing to the Cukurova Parties.

7.2 If either of the Cukurova Parties fails to comply with its obligations under clause 6, Alfa may (provided that it is in compliance with clause
        6.3 and 6.4) by notice in writing to the Cukurova Parties (i) defer Completion to a date not more than 28 days following the Completion Date (and the provisions of this clause 7.2 shall apply to Completion as so deferred) or (ii) proceed to Completion so far as practicable but without prejudice to its rights hereunder or (iii) terminate this Agreement.

7.3 If Alfa shall fail to comply with its obligations under clause 6 (provided the Cukurova Parties are each in compliance with clause 6.2 and clause 6.4) or if Mogoton Finance Limited shall be in breach of its obligations to advance drawdowns under the Existing Facility in immediately available funds on the dates such drawdowns are due under such facility, the Cukurova Parties may by notice in writing to Alfa (i) defer Completion to a day not more than 28 days following the Completion Date (and the provisions of this clause shall apply to Completion as so deferred) or (ii) proceed to Completion so far as practicable but without prejudice to the rights of Cukurova hereunder or (iii) terminate this Agreement.

7.4 If this Agreement is terminated pursuant to this clause, it shall have no further force and effect and none of the parties shall have any liability in respect thereof, except as regards any antecedent breach, save that the provisions of clauses 15 (Enforceability and Severability), 19 (Announcements), 20 (Notices and Representatives), 21 (Arbitration and Governing Law) and 22 (General) shall continue in full force and effect.

8.      CUKUROVA WARRANTIES

8.1 The Cukurova Parties hereby jointly and severally warrant and represent to Alfa (for the benefit of Alfa and its successors in title) in the terms of the Cukurova Warranties, acknowledges that Alfa is entering into this Agreement in reliance on the Cukurova Warranties and may treat them as conditions of this Agreement; provided, however, that Cukurova Warranties shall not be given in relation to any Excluded Asset. The Cukurova Parties shall deliver the Cukurova Disclosure Letter to Alfa before 5.30 p.m. on 7 June and if they do so, Alfa shall notify to Cukurova in writing within three business days after delivery of the Cukurova Disclosure Letter whether the Cukurova Disclosure Letter is in a form and substance which is satisfactory to Alfa, acting in its absolute discretion. If Alfa notifies Cukurova that the Cukurova Disclosure Letter is in a form and substance which is satisfactory to Alfa, the Cukurova Warranties will be deemed to have been given at the date of this Agreement subject to any matters fairly disclosed in the Cukurova Disclosure Letter.

8.2 The Cukurova Warranties shall be deemed repeated immediately before Completion with reference to the then existing facts and circumstances, subject only to any matter which is fairly disclosed in the Satisfactory Cukurova Disclosure Letter (if any). Notwithstanding clause 7.1, no right to damages or compensation or right of termination in respect of breach of any of the Cukurova Warranties as deemed to have been repeated under this clause 8.2 shall arise in consequence of any act or thing done or omitted to be done at any time after the date of this Agreement as required by this Agreement or at the request of or with the prior written approval of Alfa unless such breach occurs as a deliberate act, omission or default of either of the Cukurova Parties.

8.3 Each of the Cukurova Warranties is given independently from and shall not be limited by reference to any of the others of them or anything else contained in this Agreement or any other agreement or document referred to herein.

8.4 Save as necessary to give effect to the express terms of this Agreement, the Cukurova Parties shall not, and shall procure that the Relevant Companies, the Turkcell Group Companies and all other members of Cukurova's Group shall not, do, allow or permit before Completion anything which is or might cause or constitute or result in a breach of any of the Cukurova Warranties as given on the date hereof and/or as deemed to be repeated immediately prior to Completion.

8.5 The Cukurova Parties shall forthwith disclose to Alfa in writing any matter or thing which may arise or become known to it after the date hereof (whether or not prior to Completion) which is or could be a breach of or inconsistent with or may render inaccurate or misleading any of the Cukurova Warranties as given on the date hereof and/or as deemed to be repeated immediately prior to Completion.

8.6 In the event of any breach of the Cukurova Warranties or any breach by either of the Cukurova Parties of any of its covenants, undertakings or obligations under any of the Transaction Documents (and without restricting Alfa's rights elsewhere under this Agreement and/or to claim damages from either of the Cukurova Parties and on any bases available to Alfa in respect of such breach), the Cukurova Parties shall (on a joint and several basis) on demand at the sole option of Alfa pay to Alfa

        (A) (i) the Relevant Proportion of the amount by which the value of any asset or assets of such Relevant Company or Turkcell Group Company is or are less than would have been the case if there had been no such breach or (as the case may be) (ii) the Relevant Proportion of the amount of any loss and/or liability or liabilities of the company in question to the extent that it or they would not have existed or would have been less had there been no such breach; or

        (B) either (if Conversion has taken place) the amount by which the aggregate value of the Conversion Shares is less or (if Conversion has not taken place) the aggregate value of the conversion rights of the Convertible Bonds is less than would have been the case if there had been no such breach;

        together with an amount equal to any expenses losses or liabilities of Alfa and/or such company which it would not have incurred or which would not have existed if there had been no such breach; and so that for the purposes of the foregoing and in the case only of a breach of paragraphs 1, 2 or 16 any such loss of Alfa and/or any company shall also include the amount of any benefit reasonably expected to be obtained by Alfa or, as the case may be, any company which by reason of the breach or the matters giving rise to the breach was not or will not be obtained in whole or in part.

8.7 The Cukurova Parties hereby irrevocably waive all rights and claims which each of them may have against the Company, any Relevant Company or any Turkcell Group Company and the officers and employees of the Company, any Relevant Company or any Turkcell Group Company in respect of any misrepresentation, inaccuracy or omission in or from any information or advice given by it or any of its officers or employees to the Cukurova Parties (or either of them) to enable it to give any of the Cukurova Warranties or to assume any of the obligations assumed or to be assumed by it under or pursuant to this Agreement.

8.8 For the purposes of determining the amount payable by the Cukurova Parties pursuant to clause 8.6 above in relation to a breach of any Tax Warranty, no account shall be taken of the availability of any Relief except to the extent that such Relief arises as a result of any matter in respect of which either of the Cukurova Parties are liable to make a payment pursuant to this clause 8 and such payment has been made in full. For the purposes of this clause 8 the term liability shall include deferred tax liabilities as determined using the generally accepted accounting practice relevant to each particular Relevant Company.

8.9 If any deduction or withholding is required from any payment made pursuant to clause 8.6 the amount paid shall be increased so that the net amount received by the relevant company is equal, after such deduction or withholding, to the amount which would have been paid if this clause 8.9 were not part of this Agreement. If the receipt of any amount payable under clause 8.6 is taxable on the recipient, the amount of tax so payable shall be treated as a deduction or withholding for the purposes of this clause so that the amount payable is correspondingly increased.

9.      ALFA WARRANTIES

9.1 Alfa hereby warrants and represents to the Cukurova Parties (for the benefit of the Cukurova Parties and their successors in title) in the terms of the Alfa Warranties and acknowledges that the Cukurova Parties are entering into this Agreement in reliance on the Alfa Warranties and may treat them as conditions of this Agreement.

9.2 The Alfa Warranties shall be deemed repeated immediately before Completion with reference to the then existing facts and circumstances.

9.3 Each of the Alfa Warranties is given independently from and shall not be limited by reference to any of the others of them or anything else contained in this Agreement or any other agreement or document referred to herein.

9.4 Save as necessary to give effect to the express terms of this Agreement, Alfa shall not allow or procure before Completion anything which is or might cause or constitute or result in a breach of any of the Alfa Warranties as given on exchange hereof and/or immediately prior to Completion.

9.5 Alfa shall forthwith disclose to the Cukurova Parties in writing any matter or thing which may arise or become known to it after the date hereof (whether or not prior to Completion) which is or could be a breach of or inconsistent with or may render inaccurate or misleading any of the Alfa Warranties as given on exchange hereof and/or immediately prior to Completion.

10.     LIMITATIONS ON LIABILITY AND CONDUCT OF CLAIMS

10.1 Subject as provided below, the liability of the Cukurova Parties under or in respect of the Cukurova Warranties shall be limited as follows:

        (A) except as otherwise set forth herein, no claim under the Cukurova Warranties ("a relevant claim") may be made unless Completion has occurred and (i) in the case of a relevant claim in respect of paragraph 1, paragraph 2 or paragraph 16 of
                Schedule 3, written notice of the claim concerned has been given to Cukurova before the date falling six (6) years following Completion or (ii) in the case of a relevant claim under the Tax Warranties, written notice of the claim concerned has been given to Cukurova before the date falling three months following the date that all actions arising from liabilities relating to the underlying matter giving rise to the relevant claims become barred by the relevant statute at limitation, or (iii) in respect of all other relevant claims, written notice of the claim concerned has been given to Cukurova before the date falling two (2) years following Completion.

        (B) no relevant claim may be made unless and until the aggregate amount of all relevant claims exceeds US$10,000,000 although (subject to clause 10.1(C)) once such limit is exceeded the full amount of all such claims and any other claims shall be recoverable;

        (C) the maximum aggregate liability of the Cukurova Parties under the Cukurova Warranties shall not exceed an amount equal to the aggregate of (i) in the case of relevant claims in respect of paragraph 1, paragraph 2 or paragraph 16 Schedule 3, US$3,300,000,000; or in the case of all other relevant claims, US$1,593,000,000 provided that the maximum aggregate liability of the Cukurova Parties under paragraphs 3 to 15 (inclusive) and paragraph 18 shall not exceed US$1,000,000,000 and (ii) the total amount of any costs charges and expenses incurred by the claimants in investigating bringing and/or enforcing any claim(s) or rights in respect thereof; and

        (D) no relevant claim may be made in respect of loss of opportunity unless the claim is made under paragraphs 1, 2 or 16 of Schedule 3.

10.2 Subject as provided below, the liability of Alfa under or in respect of the Alfa Warranties shall be limited as follows:

        (A) no claim under the Alfa Warranties ("a relevant claim") may be made unless (i) Completion has occurred and (ii) written notice of the claim concerned has been given to Alfa before the third anniversary of Completion; and

        (B) no relevant claim may be made unless and until the aggregate amount of all relevant claims exceeds US$3,000,000 although once such limit is exceeded the full amount of all such claims and any other claims shall be recoverable;

        (C)     no relevant claim may be made in respect of loss of opportunity.

10.3 The maximum aggregate liability of Alfa under the Alfa Warranties shall not exceed an amount equal to the aggregate of (i) US$25,000,000 and
        (ii) the total amount of any costs charges and expenses incurred by the claimants in investigating bringing and/or enforcing any claim(s) or rights in respect thereof.

10.4 Any party ("the Claiming Party") entitled to bring a claim ("the Principal Claim") under this Agreement in connection with any third party claim, action or Proceeding ("a Third Party Claim") shall give the party against whom the Principal Claim is being or is to be made (the "Defending Party") prompt written notice of such Third Party Claim.

10.5 If the Defending Party so elects, the Defending Party will assume the defence of such Third Party Claim, including the employing of counsel reasonably satisfactory to the Claiming Party. If the Defending Party shall so assume the defence of the Third Party Claim, the Defending Party shall consult fully with the Claiming Party before taking (or authorising its advisers or agents to take) any material action in connection with the defence thereof.

10.6    (A)     Neither the Claiming Party nor the Defending Party will
                (together in this clause 10 "the Parties", each a "Party") and the Parties shall (i) procure that neither the Company nor any Relevant Company will, and (ii) use their respective best endeavours to ensure that no Turkcell Group Company will, settle, compromise or consent to any entry of any judgement in an ongoing or threatened Third Party Claim, without the prior written consent of the Defending Party or the Claiming Party as the case may be or, in the case of a Third Party Claim against the Company or any of its subsidiaries, the prior written consent of the Company, such consent no to be unreasonably withheld, and for the purposes of this clause 10.6(A) the Claiming Party or the Defending Party or the Company, as the case may be, shall be deemed not to be withholding its consent unreasonably if it believes, acting reasonably, that the settlement or compromise of or the entry of judgement in relation to the Third Party Claim would have a material adverse effect on its reputation.

        (B) If the Third Party Claim is being made against the Company or any of its Affiliates or if any Party has any claim against any other party under this Agreement as a result of any liability owed by the Company or any of its Affiliates to a third party, then each Party shall procure that no admission of liability shall be made on behalf of the Company or of such Affiliate without the consent of the Company, such consent not to be unreasonably withheld or delayed.

10.7 The Claiming Party shall co-operate with the Defending Party and its employees and professional advisers in investigating the circumstances alleged to give rise to such Third Party Claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Claiming Party shall procure that any relevant Affiliate of the Claiming Party, including, for the avoidance of doubt, the Company, shall give, subject to their being paid all reasonable costs and expenses, all such assistance and information as is reasonable.

10.8 Except in the case of a fraudulent misrepresentation, no party shall in relation to this Agreement be liable in respect of any representations or warranties or similar assurances which are not contained and expressly given or assumed by them in this Agreement or any agreement or document entered into pursuant hereto or referred to herein.

10.9 Nothing in this Agreement or otherwise shall limit the liability of Alfa hereunder where Alfa has been fraudulent or wilfully deceptive.

10.10 Nothing in this Agreement or otherwise shall limit the liability of either of the Cukurova Parties hereunder where either of them has been fraudulent or wilfully deceptive.

11.     EXCLUDED ASSETS

11.1 The Cukurova Parties shall on or before Completion (or as soon as reasonably practicable after Completion) procure the sale of any Excluded Assets in accordance with all Legal Requirements.

11.2 Notwithstanding anything to the contrary, the Cukurova Parties agree and shall procure that the sale of the Excluded Assets is only effected on the basis that any purchaser or transferee thereof shall accept such right title and interest as the Company or any of its Affiliates may have to the Excluded Assets and subject to such encumbrances and other third party rights as may attach to them on completion of the purchase, and that no contrary warranties representations or similar assurances are made by or on behalf of the Company or any of its Affiliates in that regard.

11.3 The Cukurova Parties hereby jointly and severally undertake to Alfa (for itself and separately as trustee for the Company and each Relevant Company) fully to indemnify and hold harmless and keep indemnified and hold harmless Alfa and the Company each Relevant Company and each of them against any and all losses costs claims expenses proceedings and other liability they or any of them may incur or hereafter incur by reason of the existence of, or the sale and purchase or transfer of, all or any of the Excluded Assets hereby contemplated and/or in relation to or otherwise in respect of the Excluded Assets or any of them and/or any obligations and liabilities referable thereto.

12.     POST-COMPLETION OBLIGATIONS

        The Cukurova Parties hereby agree, undertake, and covenant to Alfa and to the Company to take, as soon as reasonably practicable following Completion (and in any event in sufficient time so as to ensure that the following matters are implemented within 14 days after Completion), all necessary steps (including without limitation convening board meetings and shareholders' meetings) to:

        (A) appoint (i) to the board of directors of Turkcell Holding and to the board of Turkcell, two persons nominated by Alfa (who may, at Alfa's sole discretion, be the same or different persons as between Turkcell Holding and Turkcell) and (ii) to the board of directors of Turkcell, a further director agreed by the parties; and

        (B) to secure the resignation from the board of Turkcell Holding of two directors previously appointed by Cukurova and the resignation from the board of Turkcell of three directors previously appointed by Cukurova.

13.     MINORITY INTERESTS AND DEBTS

13.1 Alfa (on the one hand) and the Cukurova Parties (on the other) will procure (save as contemplated by this Agreement) as a continuing obligation both before and after Completion and for the duration that they shall remain holders of Convertible Bonds and/or, as the case may be, any shares in the capital of the Company, that:

        (A) respectively, no member the Alfa Group and no member of the Cukurova Group will (directly or indirectly) acquire or hold (other than as set out in Schedule 6) any interest (minority or otherwise) in any Relevant Company or Turkcell Group Company; provided that this clause shall not prohibit any member of the Alfa Group or any member of the Cukurova Group from acquiring up to fifteen per cent. of the issued and outstanding equity securities of Turkcell (but not, for the avoidance, of any other Relevant Company or Turkcell Group Company), provided that Turkcell remains listed on an internationally recognised stock exchange and provided further that such acquisition is made through an internationally recognised stock exchange;

        (B) subject to the prior agreement of the Board, if the opportunity arises to acquire any interests in any Relevant Company or Turkcell Group Company, the parties shall procure that such acquisition is only carried out through the Company.

13.2 Alfa (on the one hand) and the Cukurova Parties (on the other) will respectively procure that no member of the Alfa Group and no member of the Cukurova Group will (directly or indirectly) acquire or hold any debt of any Relevant Company or Turkcell Group Company unless otherwise approved in writing by Cukurova, in the case of debts held by any member of the Alfa Group or by Alfa in the case of any debt held by any member of the Cukurova Group, or as contemplated by this Agreement.

13.3 To the extent that any Alfa Group or member of the Cukurova Group holds directly any shares in Turkcell, Alfa shall procure that such member of the Alfa Group, and Cukurova shall procure that such member of the Cukurova Group, shall vote, and take all other actions in respect of, such shares as agreed between Alfa and Cukurova and documented in duly adopted resolutions of the board of Directors of the Company.

14.     CONFIDENTIALITY

14.1 The Cukurova parties (on the one hand) and Alfa (on the other) shall respectively use (and shall ensure that each member of their/its Group shall use) reasonable endeavours to keep confidential (and to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information:

        (A) which it may have, or acquire, before or after the date of this Agreement in relation to any parties customers, business, assets or affairs resulting from:

                (1)     negotiating this Agreement;

                (2)     being a shareholder or bondholder in the Company;

                (3)     having appointees on the board of any Relevant Company;
                        or

                (4) exercising its rights or performing its obligations under this Agreement; or

        (B) which relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement),

        and no party shall use for its own business purposes or disclose to any third party any such information (collectively, the "Confidential Information") without the prior written consent of the other parties. In performing its obligations under this clause 1.1(B), each party shall apply the confidentiality standards and procedures it applies generally in relation to its own confidential information.

14.2    The obligation of confidentiality under clause 14.1 does not apply to:

        (A) the disclosure (subject to clause 14.3) on a "need to know" basis by Alfa to a company which is another member of the Alfa Group or Affiliate of Alfa or by either Cukurova Party to a company which is another member of the Cukurova Group or an Affiliate either of the Cukurova Parties (as the case may be) where the disclosure is for a purpose reasonably incidental to this Agreement;

        (B) information which is independently developed by the relevant party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

        (C) the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgement, order or requirement of any court, regulatory body or other competent authority;

        (D) the disclosure of information to any tax authority to the extent required for the purposes of the tax affairs of the party concerned or any member of its Group;

        (E) the disclosure (subject to clause 14.3) in confidence to a party's professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement;

        (F) the disclosure (subject to clause 14.3) by either of Alfa or the Cukurova Parties to their respective institutional financiers and bankers and the professional advisers to such institutional financiers and bankers for a purpose reasonably incidental to and to the extent reasonably required by such institutional financiers and bankers for the purposes of them considering extending financing to the party in question;

        (G) information which becomes within the public domain (otherwise than as a result of a breach of this clause 1.1(B)); or

        (H) any announcement made in accordance with the terms of clause 19 (Announcements).

14.3 Each party shall inform (and shall ensure that each member of its Group shall inform) any officer, employee, agent or professional or other adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

        (A)     to keep it confidential; and

        (B) not to disclose it to any third party (other than those Persons to whom it has already been disclosed in accordance with the terms of this Agreement),

        and the disclosing party is responsible for any breach of this clause 1.1(B) by the Person to whom the Confidential Information is disclosed.

14.4 If this Agreement terminates, either Alfa or the Cukurova Parties may by written notice require the other to return or destroy the Confidential Information relating to the party serving the notice whereupon the other of them shall (and shall ensure that each member of its Group shall):

        (A) return all documents containing Confidential Information which have been provided by or on behalf of the party demanding the return of Confidential Information; and

        (B) destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information,

        save, in each case, for any submission to or filings with governmental, tax or regulatory authorities. The other party shall return or destroy (and shall confirm such destruction in writing) the Confidential Information as soon as practicable after receiving notice.

14.5 The provisions of this clause 1.1(B) continue to apply if this Agreement is terminated for a period of five (5) years following any such termination.

15.     ENFORCEABILITY AND SEVERABILITY

15.1 Each of the agreements, undertakings, covenants, warranties, indemnities and other obligations of the parties entered into pursuant hereto is considered reasonable by the parties but in the event that any provision or part thereof shall be held void or unenforceable or in conflict with the law of any state or jurisdiction any provision or part so held void or unenforceable or in conflict as aforesaid shall be severed from this Agreement or other document in which it is contained or otherwise modified to become valid and enforceable insofar as it relates to that state or jurisdiction only and the enforceability and validity of any other parts or provisions of this Agreement and such document shall not be affected by such severance or modification.

15.2 Where any agreement, undertaking, covenant, warranty or indemnity given pursuant to this Agreement is stated to be for the benefit of the Company or any member of Alfa's Group or other third party the same shall be directly enforceable by the Company or third party concerned or by Alfa on its behalf as if it were named as a party hereto and had duly executed this Agreement.

16.     FURTHER ASSURANCE

        The Cukurova Parties hereby agree for no additional consideration or payment to do execute and deliver any such further acts documents and things as Alfa may reasonably require to vest in Alfa the beneficial ownership of the Convertible Bonds and to vest in the Company the beneficial ownership of the Relevant Shares free from all encumbrances, charges, liens and other adverse interests and to vest the benefit of this Agreement in Alfa.

17.     SURVIVAL OF AGREEMENT

        This Agreement (and in particular the warranties, representations, covenants, agreements and undertakings of the Cukurova Parties hereunder) shall insofar as the terms thereof remain to be performed or are capable of subsisting remain in full force and effect after and notwithstanding Completion.

18.     SUCCESSORS AND ASSIGNS

        This Agreement is personal to the parties to it and no party may, without the prior written consent of the other party, assign, hold on trust or otherwise transfer the benefit of all or any of the obligations of any other party under this Agreement.

19.     ANNOUNCEMENTS

        Save in respect of statutory returns or matters required to be disclosed by law or to any or other Governmental Body, none of the parties hereto shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement (in the case either of the Cukurova Parties) by Alfa or (in the case of Alfa) by the Cukurova Parties.

20.     NOTICES AND REPRESENTATIVES

20.1 Any notice or other document to be served under this Agreement may be delivered, or sent by prepaid first class mail or internationally recognised courier service, or sent by facsimile to the party to be served at its address or facsimile number set out in clause 20.4 or at such other address or number as it may have notified to the other parties in accordance with this clause 20 and shall (where the party to be served is not an individual) be marked for the attention of the individual specified in this Agreement or such other individual as the relevant party may have notified to the other parties in accordance with this clause 20. Service on one of the Cukurova Parties shall constitute service on both for the purposes of this clause 20.

20.2    Any notice or document shall be deemed to have been served:

        (A)     if delivered, at the time of delivery; or

        (B) if sent by first class mail or internationally recognised courier service, five days after it was sent; or

        (C) if sent by facsimile , the time of transmission if transmitted before 3.00 p.m. on any business day, and in any other case at
                10.00 a.m. on the business day after the date of transmission; provided that for the purposes of this clause, the term "business day" means any day that is not a Saturday, Sunday, or public holiday in the place at, or to which, a notice is left or sent.

20.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class letter or that the facsimile message was properly addressed and transmitted as the case may be.

20.4    The addresses and fax numbers of the parties for the purpose of clause
        20.1 are:

        (A)     Alfa:

                Address:                c/o Alfa Finance Holdings S.A.
                                        22 Grand Rue
                                        2nd Floor
                                        L-1660
                                        Luxembourg

                Fax No:                 +352 264 70628

                For the attention of:   Pavel Nazarian

        (B)     The Cukurova Parties:

                Address:                Cukurova Holding A.S
                                        Buyukdere Cad. Yapi Kredi Plaza A Blok
                                        K:15 34330 Levent, Istanbul, Turkey

                Fax No:                 +90 212 280 58 93

                For the attention of:   Ibrahim Alpay Demirtas

20.5 All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

20.6 Each of the Parties shall ensure that there is at all times appointed an agent for service of process on it in England in relation to any matter arising out of the Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by that Party and any Party appointing an agent pursuant to this clause 20.6 shall notify the other Parties of the name of such agent and their contact details.

20.7 Any of the Parties may from time to time appoint a new process agent acceptable to the other Parties (acting reasonably) to receive service of process in England pursuant to clause 20.6 and shall notify the other Parties of the name and address of such agent without delay (and in any event within seven days) following such appointment.

20.8 Each of the Parties which has made an appointment under clause 20.6 shall inform the other Parties, in writing, of any change in the address of its process agent within 28 days.

20.9    If any process agent appointed by any of the Parties pursuant to clause
        20.6 or 20.7 ceases to have an address in England, each of the relevant Parties irrevocably agrees to appoint a new process agent acceptable to the other Parties (acting reasonably) and to deliver to the other Parties within 14 days a copy of a written acceptance of appointment by its new process agent.

20.10 Pursuant to clause 20.6 above, (i) Cukurova agrees, prior to Completion, to appoint BMC Sanayi ve Ticaret A.S. located at Havenfields, Aylesbury Road, Great Missenden, Bucks, HP16 9LS, UK (to the attention of Mr. Sinan Ogun; telephone: +44 1 494 890 888, fax: +44 1 494 890 884) and
        (ii) Alfa agrees, prior to Completion, to appoint Capita IRG Trustee Limited of Guildhall House, 81/87 Gresham Street, London EC2V 7QE as its agent for service of process on it in England in relation to any matter arising out of the Agreement.

21.     ARBITRATION AND GOVERNING LAW

21.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

21.2    The number of arbitrators shall be three.

21.3    The place of arbitration shall be London, England.

21.4    The language to be used in the arbitral proceedings shall be English.

21.5 The governing law of the contract shall be the substantive law of England.

22.     GENERAL

22.1 The obligations and liabilities of any party hereto shall not be prejudiced released or affected by any time or forbearance or indulgence release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such party or any other party so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice release or affect any such obligations except an express written release by all the parties to whom the relevant obligations and liabilities are owed or due.

22.2 This Agreement together with all documents in agreed form represents the entire agreement between the parties and it may only be varied by written document signed by all the parties.

22.3 Any party may take action for any breach of any warranties on behalf of any other party or parties before or after Completion notwithstanding that such breach was known to or discoverable by such party before Completion and notwithstanding that such party shall delay or otherwise fail to exercise its rights hereunder or generally in such regard.

22.4 Except where expressly provided to the contrary, the rights and remedies reserved to the parties or any of them under any provision of this Agreement or in any document to be executed pursuant hereto shall be in addition and without prejudice to any other rights or remedies available to such parties whether under this Agreement or any such document by statute common law or otherwise.

23.     CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

23.1    The parties agree and acknowledge that:

        (A) save as provided in clause 15.2, nothing in this Agreement is intended to benefit any person who is not a party to it ("a Non-Party") and accordingly no Non-Party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement; and

        (B) no consent of any Non-Party shall be required for any rescission of or amendment to this Agreement.

23.2 The provisions of clause 23.1 do not affect any right or remedy of a third party which exists or is available otherwise than by operation of the Contracts (Rights of Third Parties) Act 1999.

24.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

IN WITNESS whereof this Agreement has been executed in London as a deed of each of the parties the day and year first before written.

                                   SCHEDULE 1

                                     PART 1

                                   THE COMPANY

1.      Date of Incorporation:                  27 May 2005

2.      Registered Number:                      1000030

3.      Authorised Share Capital:               100 shares

4.      Issued Share Capital (including         Two Shares issued to and legally
        names of Shareholder(s)):               and beneficially held by
                                                Cukurova Finance

5.      Director:                               Hikmet Yasemin Cetinalp

6.      Registered Office:                      Craigmuir Chambers, P.O. Box 71,
                                                Road Town, Tortola,
                                                British Virgin Islands

                                     PART 2

                                       CTI

1.      Date of Incorporation:                  27 May 2005

2.      Registered Number:                      658807

3.      Authorised Share                        Capital: 100 shares

4.      Issued Share Capital (including         Two shares issued to and legally
        names of Shareholder(s)):               and beneficially held by the
                                                Company

5.      Director:                               Hikmet Yasemin Cetinalp

6.      Registered Office:                      Craigmuir Chambers, P.O. Box 71,
                                                Road Town, Tortola,
                                                British Virgin Islands

                                   SCHEDULE 2

                          TURKCELL HOLDING AND TURKCELL

A.      TURKCELL HOLDING

1.      Date of Incorporation:                  1999

2.      Registered Number:                      Istanbul Trade Registry
                                                430991/378573

3.      Authorised Share Capital:               256,900,000,000,000 TL

4.      Issued Share Capital:                   256,900,000,000,000 TL

5.      Shareholders:                           Sonera  Holding  B.V.  holding
                                                120,974,210 (Group A) shares
                                                representing 47.09% of the
                                                issued share capital

                                                Cukurova Holding A.S. holding
                                                44,856,320 (Group B) shares
                                                representing 17.46% of the
                                                issued share capital

                                                Yapi ve Kredi Bankasi A.S.
                                                holding 51,442,591 (Group B)
                                                shares representing 20.02% of
                                                the issued share capital

                                                Pamukbank T.A.S. holding
                                                39,626,878 (Group B) shares
                                                representing 15.43% of the
                                                issued share capital

                                                Sinai ve Mali Yatirimlar Holding
                                                A.S. holding 1 (Group B) share
                                                representing 0.0000000389% of
                                                the issued share capital

                                                Intercon - 1 (Group B) Share
                                                representing 0.0000000389% of
                                                the issued share capital

                                                The balance of the issued shares
                                                are held by various other
                                                shareholders.

6.      Directors:                              Mehmet Emin Karahmet

                                                Osman Berkmen

                                                Ali Nejat Yalim

                                                Huseyin Murat Vargi

                                                Kaj-Erik Relander

                                                Matti Antero Makkonen

                                                Esko Juhani Rytkonen

7.      Secretary:                              N/A

8.      Registered Office:                      Mesrutiyet  Caddesi No. 153
                                                Turkcell Plaza Tepebasi -
                                                Istanbul

9.      Accounting Reference Date:              31 December

B.      TURKCELL

1.      Date of Incorporation:                  1993

2.      Registered Number:                      Istanbul Trade Registry
                                                304844-252426

3.      Authorised Share Capital:               2,200,000,000,000,000 TL

4.      Issued Share Capital:                   1,474,639,361,000,000 TL

5.      Shareholders:                           Turkcell Holding A.S. holding
                                                752,066,074,110 shares
                                                representing 51.00% of the
                                                issued share capital

                                                Cukurova Investments N.V.
                                                holding 43,230,288,153 shares
                                                representing 2.93% of the issued
                                                share capital

                                                Cukurova Holding A.S. holding
                                                109,195,314,495 shares
                                                representing 7.40% of the issued
                                                share capital

                                                Yapi ve Kredi Bankasy A.S.
                                                holding 42,807,402,352 shares
                                                representing 2.90% of the issued
                                                share capital

                                                T. Genel Sigorta A.S. holding
                                                1,044,616,090 shares
                                                representing 0.07% of the issued
                                                share capital

                                                Sonera Holding B.V. holding
                                                192,797,151,875 shares
                                                representing 13.07% of the
                                                issued share capital

                                                MV Holding A.S. holding
                                                63,692,162,456 shares
                                                representing 4.32% of the issued
                                                share capital

                                                MV Investments N.V. holding
                                                25,802,787,220 shares
                                                representing 1.75% of the issued
                                                share capital

                                                Bilka Bilgi Kaynak ve
                                                Iletisim San. Ve Tic.
                                                A.S. 2,631,038,768 shares
                                                representing 0.18% of the issued
                                                share capital

                                                Publicly traded -
                                                241,372,525,481 shares
                                                representing 16.38% of the
                                                issued share capital

6.      Directors:                              Mehmet Emin Karamehmet

                                                Erdal Asim Durukan

                                                Osman Berkmen

                                                Kim Juhani Ignatius

                                                Mehmet Bulent Ergin

                                                Tanju Turegun

                                                Yavuz Baylan

7.      Secretary:                              N/A

8.      Registered Office:                      Mesrutiyet Cad. No: 153, 80050
                                                Tepebasi Istanbul

9.      Accounting Reference Date:              31 December

                                   SCHEDULE 3

                               CUKUROVA WARRANTIES

1.      CAPACITY AND AUTHORITY

1.1     INCORPORATION

        Each of Cukurova, Cukurova Finance, the Company, each Relevant Company and each Turkcell Group Company (together with each of their Affiliates, "the Relevant Group") is a company duly incorporated and validly existing under the laws of the country in which it is incorporated.

1.2     AUTHORITY TO ENTER INTO TRANSACTION DOCUMENTS

        Each of Cukurova, Cukurova Finance and the Company has the legal right and full power and authority to enter into, and perform its obligations under, the Transaction Documents, which when executed will constitute valid and binding obligations of each of Cukurova, Cukurova Finance and the Company in accordance with their respective terms.

1.3     NO BREACH

        The execution and delivery of, and the performance by each of Cukurova, Cukurova Finance, the Company and each Relevant Company of each of their respective obligations under the Transaction Documents, the Contemplated Transactions, and the Conversion Measures will not as at the date of Completion or (in the case of the Conversion Measures) at the date of Conversion :-

        (A) result in a breach of any provisions of the constitutional documents of any member of either of any member of the Relevant Group;

        (B) result in a breach by any member of the Relevant Group of any order, judgment, injunction or decree of any Court, governmental agency or regulatory body having appropriate authority;

        (C) conflict with or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or relieve a person from an obligation under, any agreement or arrangement (written or otherwise) to which any member of the Relevant Group is a party and which is of material importance to them;

        (D) result in any member of the Relevant Group losing the benefit of any permit of material importance to them including, without limitation, any material environmental permit, asset, licence, grant, subsidy, right, or privilege which it enjoys in any jurisdiction; or

        (E) make any member of the Relevant Group liable under their articles of association, constitutional documents or any agreement or arrangement to offer for sale, transfer or otherwise dispose of (i) any assets of material importance to any of them and/or (ii) shares held by any of them in other bodies corporate.

1.4     AUTHORITY TO CARRY ON BUSINESS

        Each of Cukurova, Cukurova Finance, the Company, each Relevant Company and each Turkcell Group Company has and has had since the Accounting Date the legal right and full power and authority to carry on its business.

1.5     AUTHORISATION

        All corporate action, and all applicable governmental, statutory, regulatory or other consents required by any Cukurova, Cukurova Finance, the Company, each Relevant Company, and each Turkcell Group Company to authorise the execution and delivery of, and to perform the obligations of any member of the Relevant Group under the Transaction Documents, the Contemplated Transactions and the Conversion Measures has been taken and/or obtained or will be taken and/or obtained.

2.      PRE-EMPTION ETC.

        No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security (i) giving rise to a right over the capital of the Company, of any Relevant Company or of any Turkcell Group Company or (ii) in respect of any Relevant Shares and there are no encumbrances or other third party rights on the shares of the Company or the Relevant Shares or obligations to create any such encumbrances or other third party rights.

3.      ACCOUNTS

3.1     The Accounts:

        (A) are true and accurate and show a true and fair view of the state of affairs of each Relevant Company and each Turkcell Group Company as at the Accounting Date and of its results for the accounting reference period ended on that date;

        (B) are prepared on bases and policies of accounting consistent with those adopted in preparing the accounts for each such company for the two financial years immediately preceding the financial year ended on the Accounting Date and make full and proper provision for (or, if appropriate, disclose by way of note) all assets and liabilities (whether actual, contingent, quantified or disputed) and all capital and financial commitments of each Relevant Company and each Turkcell Group Company as at or on the Accounting Date.

3.2 The profits shown in the Accounts have not to a material extent been affected (except as disclosed in those accounts) by any extraordinary or exceptional event or circumstance or by any other factor rendering them unusually high or low.

4.      SINCE THE ACCOUNTING DATE

4.1     Since the Accounting Date:

        (A) the business of each Relevant Company and each Turkcell Group Company has been carried on in the ordinary course and so as to maintain it as a going concern and there has been no Material Adverse Change in the financial position or trading or prospects of any such Relevant Company and/or Turkcell Group Company;

        (B) there has been no material reduction in the aggregate value of the net assets of any Relevant Company and/or any Turkcell Group Company as shown in the Accounts and each Relevant Company and each Turkcell Group Company has maintained rates of profitability not less than the rates of profitability for the corresponding months in the financial year ended on the Accounting Date;

        (C) no Relevant Company and no Turkcell Group Company has made or agreed to make any payment or entered into any transaction or commitment or incurred any liability except in the ordinary course of its trading and for full value;

        (D) no Relevant Company and no Turkcell Group Company has acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than trading stock in the ordinary course of business.

4.2 Since the Accounting Date the business of each Relevant Company and each Turkcell Group Company has not been materially and adversely affected by the loss of any important customer(s) or source(s) of supply or any abnormal factor(s) not affecting similar businesses to a similar extent, and neither of the Cukurova Parties is aware of any facts likely to give rise to any such effect whether before or after Completion.

4.3 The Management Accounts have been prepared in accordance with generally accepted accountancy practice and principles consistently applied (and on a basis consistent with that upon which the Accounts were prepared) and adequately reflect in all material respects the assets and liabilities (whether actual or contingent) and the state of affairs and financial position of Turkcell Holding, Turkcell and each Turkcell Group Company at the dates to which they have been prepared and their results over the period from the Accounting Date ended thereon.

5.      ENVIRONMENTAL AND HEALTH MATTERS

5.1 Each Relevant Company and each Turkcell Group Company has complied and is complying in all respects with all statutes regulations orders codes of practice or guidance notes issued by any competent authority or agency (whether or not having the force of law) which protect or relate to the protection of the environment (including, without limitation, the conservation of natural resources or the production, emission, storage, transportation, treatment, recycling or disposal of any waste or any noxious, offensive or Hazardous Substance) and/or the health and well being of human beings and/or other living things ("Environmental Laws") and all recommendations requests or demands from any body or authority charged with overseeing or enforcing Environmental Laws.

5.2 None of the properties owned or occupied by any Relevant Company or any Turkcell Group Company ("the Properties") nor any premises adjacent to any of the Properties is or has been or is likely to have been contaminated by any Hazardous Substance and/or has been subject to any land use which might reasonably be expected to have resulted in its being contaminated.

6.      ASSETS AND UNDISCLOSED LIABILITIES

6.1 The assets included in the Accounts or acquired by any Relevant Company or any Turkcell Group Company since the Accounting Date and all other assets used or employed by each Relevant Company and each Turkcell Group Company are the absolute property of the relevant company free from any mortgage charge lien bill of sale retention of title arrangement or other encumbrance and are not the subject of any leasing hiring or any hire purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement; and all such assets are in the possession or under the control of the relevant company and are sufficient for the operation of the business in all material respects.

6.2 No Relevant Company and no Turkcell Group Company has any liabilities or obligations, of the type required to be disclosed on a balance sheet prepared in accordance with TAS, except for liabilities or obligations reflected in the Accounts or current liabilities incurred in the ordinary course of business since the date thereof.

7.      INTELLECTUAL PROPERTY

7.1 All of the Intellectual Property Rights of each Relevant Company and each Turkcell Group Company are valid and enforceable and none of them are and nothing has been done or omitted to be done whereby any of them might be used claimed opposed or attacked by any other person. No Relevant Company and no Turkcell Group Company is a party to any agreement or arrangement for the licensing or the use or provision or acquisition of any Intellectual Property or which prohibits or restricts the ability of the relevant such company to disclose or use any such Intellectual Property.

7.2 No Relevant Company and no Turkcell Group Company requires any Intellectual Property Rights or any licence to use any Intellectual Property Rights for any of the operations of any of its businesses or for the use of any of its assets.

7.3 Each Relevant Company and each Turkcell Group Company is entitled to carry on the businesses now carried on by it in the manner in which each of them is now carried on and neither the manner of such businesses nor the operations of any Relevant Company or any Turkcell Group Company infringes or is likely to infringe or conflict with any Intellectual Property Rights of any other person or will or may give rise to a liability on the relevant company to make payment of any royalty or other compensation pursuant to any applicable legislation or otherwise.

7.4 No Relevant Company and no Turkcell Group Company has disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person any of its know how secrets confidential information technical processes or lists of customers or suppliers.

8.      COMMITMENTS AND CONTRACTS

8.1 No Relevant Company and no Turkcell Group Company is a party to nor liable in respect of and none of the assets or property owned or used by any Relevant Company or any Turkcell Group Company is affected by:

        (A) any partnership joint venture consortium trade association or society or any agreement or arrangement relating thereto;

        (B) any contract covenant commitment or arrangement which in any way restricts the freedom of any Relevant Company or any Turkcell Group Company to deal with or realise its assets or any of them and/or carry on its business or any part thereof in any part of the world in such a manner as it thinks fit;

        (C) any contract covenant commitment or arrangement which is or is liable to be terminated or altered by another party as a result of any change in the control management or shareholders of any Relevant Company or any Turkcell Group Company.

8.2 None of the products manufactured or promoted or sold or otherwise supplied by or through Turkcell or any Turkcell Group Company have at any time infringed any applicable statutes, regulations, orders or other provisions of law or codes of practice or have given rise or could reasonably be expected to give rise to any material product liability on the part of any such Company.

8.3 No Relevant Company and no Turkcell Group Company has ever been the subject of any enquiry investigation or complaint (or the threat thereof) by any competition or any regulatory authority including the EC Commission, or any national competition authority.

8.4 No Relevant Company and no Turkcell Group Company has ever been engaged in or threatened with legal proceedings for any breach or alleged breach of EU or national competition laws or taken steps to compromise any such action or threatened action.

9.      FINANCIAL COMMITMENTS, BORROWINGS AND CASH BALANCES

9.1 No event has occurred which has resulted or could result in any present or future indebtedness of any Relevant Company or any Turkcell Group Company becoming due or capable of being declared due and payable prior to its date of maturity and no event has occurred which is or would with the giving of notice or the passing of time or otherwise be an event upon which the relevant company's bank facilities or other borrowings or any of them have or could become immediately repayable or any security granted by or over any property or assets of any Relevant Company or any Turkcell Group Company becoming enforceable.

9.2 No Relevant Company and no Turkcell Group Company is and none have agreed to become bound by any guarantee or indemnity or suretyship or similar commitment and there is not now outstanding any such guarantee indemnity suretyship or similar commitment given for the accommodation of or in respect of any obligation or liability of any Relevant Company or any Turkcell Group Company.

9.3 No order has been made or petition presented or resolution passed for the winding up of any Relevant Company or any Turkcell Group Company nor has any administrator or receiver been appointed or any distress execution or other process been levied in respect of any Relevant Company's or any Turkcell Group Company's undertaking or assets or any part thereof, and no Relevant Company and no Turkcell Group Company has received any notice under nor is it or could it be deemed unable to pay its debts for the purposes of section 123 of the Insolvency Act 1986 or such other legislation in the relevant jurisdiction of incorporation or operation of the relevant company.

9.4 There will be set out in the Cukurova Disclosure Letter cash balances on the accounts of each Relevant Company and each Turkcell Group Company on the latest practicable day prior to the date of this Agreement.

10.     BUSINESS

10.1 All licences consents permissions and authorities necessary to enable each Relevant Company and each Turkcell Group Company to carry on its business and/or use its assets effectively in the places and in the manner in which such business is now carried on and/or assets are presently used have been obtained by the relevant such company; all such licences consents permissions and authorities are in full force and effect and fully complied with by the relevant company; and neither of the Cukurova Parties is aware of any circumstances indicating that any of the same is likely to be suspended cancelled revoked or not renewed in the ordinary course.

11.     LITIGATION

11.1 No Relevant Company and no Turkcell Group Company is engaged or proposing to engage in or the subject of any litigation, arbitration, investigation, prosecution, or other Proceedings or any claims or actions which involve an amount in controversy in excess of $10,000,000.

11.2 So far as each of the Cukurova Parties are aware, no such litigation arbitration investigation prosecution or other tribunal or legal proceedings or claims or actions are in progress, outstanding, pending, or threatened by or against any Relevant Company or any Turkcell Group Company, any of their respective assets or any person for whom any such company is vicariously responsible, or in respect of which any such company is or could be liable to indemnify or compensate any third party.

11.3 So far as each of the Cukurova Parties are aware, there are no facts or other circumstances which will or could reasonably be expected to give rise to or result in such litigation arbitration investigation prosecution or other tribunal or legal proceedings or claims or actions.

12.     BREACHES

        No Relevant Company and no Turkcell Group Company nor any person for whom any such company is vicariously responsible has committed any breach of or failed to perform or observe any provision of its Memorandum or Articles of Association or of any legislation in any part of the world or any covenant or agreement or the terms or conditions of any consent or licence or any judgment or order of a Court or other competent tribunal or authority by which any such company is bound or to which it is a party or which affects any of its assets.

13.     INSURANCE

13.1 Each Relevant Company and each Turkcell Group Company is and has at all material times been fully covered by valid insurances against all normal risks having regard to the type of business carried on and assets owned or used by it including adequate insurance for the full replacement or reinstatement value of such business and assets against liability to third parties (including product liability).

13.2 Each of the policies of insurance to which any of the Relevant Companies and any of Turkcell Group Companies is a party are valid and enforceable and all premiums due have been paid

14.     EMPLOYEES

14.1 Since the Accounting Date no material alteration has been made in the terms of the employment or conditions of service of any senior officer or employee or consultant or agent of any Relevant Company or any Turkcell Group Company.

14.2 No senior officer or employee consultant or agent of the any Relevant Company or any Turkcell Group Company has given or received notice terminating his employment or engagement or is entitled (without giving proper notice) to terminate his employment or engagement with any Relevant Company or any Turkcell Group Company.

15.     ARRANGEMENTS WITH CONNECTED PERSONS

15.1 None of Cukurova, Cukurova Finance nor any Cukurova Director nor any Relevant Company nor any connected person or associate of any of them has any interest, direct or indirect, in any agreement or arrangement to which any Relevant Company or Turkcell Group Company is a party or in any business which has a close trading relationship with that of any Relevant Company or Turkcell Group Company or which is or is likely to become competitive with the business of any Relevant Company or Turkcell Group Company.

15.2 Save for remuneration and expenses properly due to its directors in the ordinary course, there are no amounts owing by or to any Relevant Company or any Turkcell Group Company to or by any member of the Cukurova Group or Cukurova Director or any connected person or associate of any of them respectively and no Relevant Company and no Turkcell Group Company is under any liability (contingent or otherwise) in respect of any guarantee suretyship indemnity or like obligation given by or binding on the relevant such company in respect of any liabilities or obligations of any such shareholders directors or connected persons or associates.

16.     THE COMPANY AND THE RELEVANT SHARES

16.1 The information set out in the Recitals and in Schedules 1, 2 and 6 is true, correct and not misleading.

16.2    (A)     The Relevant Shares have been issued in proper legal form and are fully paid or credited as fully paid.

        (B) On Completion, the Company will be the absolute legal and beneficial owner directly or indirectly of all of the Relevant Shares, free from all claims, liens, encumbrances and equities whatsoever.

        (C) Cukurova Finance is the absolute legal and beneficial owner of the Existing Shares and will on Completion be the absolute legal and beneficial owner of the Cukurova Subscription Shares in each case free from all claims, liens, encumbrances and equities whatsoever, save in each case, for encumbrances, liens or equities granted by the Cukurova Parties pursuant to the Transaction Documents.

        (D) The Company will on Completion have the full power, right and authority to issue the Cukurova Subscription Shares to Cukurova and to issue the Convertible Bonds to Alfa and to issue any other securities issuable pursuant to the Convertible Bond Instrument in accordance with its terms.

16.3 There is not now any debenture or loan capital or any agreement to create or issue any debenture or loan or share capital of the Company, any Relevant Company or any Turkcell Group Company or any option to subscribe for or acquire of any agreement to put under option any debenture or loan or share capital of the Company, any Relevant Company or any Turkcell Group Company and no person has the right (whether pursuant to conversion or otherwise) to call for the issue of any debenture or share or loan capital of the Company, any Relevant Company or any Turkcell Group Company under any agreement or other arrangement presently in force.

16.4 Except for CTI and Intercon, the Company does not have and has never been or had any subsidiary and nor has it ever been the legal or beneficial owner of any share or loan capital of any company.

16.5 Since incorporation neither the Company nor CTI have (except for as contemplated by this Agreement):

        (A) granted any option or right to subscribe for, or issued any securities convertible into, any share in the capital of the Company or CTI or agreed to do so (in each case whether or not conditional or contingent);

        (B) redeemed or purchased, or agreed to redeem or purchase, any of its shares;

        (C) declared or paid any dividend or made any other distribution to its shareholders;

        (D)     acquired, or agreed to acquire, any asset or property;

        (E)     traded or carried on any business or activities of any nature;

        (F) entered into, or agreed to enter into, any agreement, arrangement, commitment or transaction of any nature or incurred any liability or obligation (whether actual, conditional, contingent or otherwise), except for its formation expenses and the fees of professional advisers incurred in connection with this Agreement and the other agreements contemplated by it;

        (G)     obtained any employees; or

        (H)     passed any resolution of shareholders or directors;

16.6 The statutory books and all minute books of the Company and CTI have been properly kept and contain a true, complete and accurate record of the matters which should be dealt with in those books and are not misleading.

17.     TAX

17.1 All liabilities, whether actual, deferred, contingent or disputed, of each Relevant Company and each Turkcell Group Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounting Date or arising in respect of an event occurring or deemed to occur on or before the Accounting Date are fully provided for in the Accounts. No Relief taken into account in computing or eliminating any provision for deferred tax in the Accounts has been or could be prejudiced by any event occurring or occurred after the Accounting Date.

17.2    Since the Accounting Date:

        (A) no Relevant Company and no Turkcell Group Company has been involved in any transaction which has given or may give rise to a liability to Tax on any Relevant Company or any Turkcell Group Company (ignoring for these purposes the availability of any Relief) other than Tax in respect of normal trading income or receipts of the relevant company concerned arising from transactions entered into by it in the ordinary course of business; and

        (B) no disposal or other event has taken place which has or may have the effect crystallising a liability to Tax which, if such disposal or event had been planned or predicted at the Accounting Date, should have been reflected in the provision for deferred tax contained in the Accounts.

17.3 Each Relevant Company and each Turkcell Group Company has duly, and within any appropriate time limits, paid all Tax due, made all returns, given all notices, and supplied all other information required to be supplied to all relevant tax authorities; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain compete and accurate in all material respects and were made on the proper basis and do not, and are not likely to, reveal any transactions which may be the subject to any dispute with any tax authority.

17.4 No Relevant Company and no Turkcell Group Company is involved in any current dispute with any Tax authority or has in the last 6 years been the subject of any investigation, audit or non-routine visit by any Tax authority, and there is no planned investigation, audit or non-routine visit to the knowledge of the officers of the Relevant Companies. There are no circumstances under which any Relevant Company or any officer of any Relevant Company (in that capacity) or any Turkcell Group Company or any officer of any Turkcell Group Company (in that capacity) could become liable to pay any interest, fine or penalty to any Tax authority.

17.5 No action, omission or practice of any Relevant Company or any Turkcell Group Company is or has been in material breach of any Tax law and all transactions between persons associated for the purposes of any transfer pricing or their capitalisation provisions are and have been conducted on arms length terms so are not subject to adjustment for transfer pricing purposes in any jurisdiction.

17.6 No Relevant Company and no Turkcell Group Company has a liability to Tax which is properly payable by either of the Cukurova Parties or any of their respective Affiliates (other than a Relevant Company or Turkcell Group Company) and which has fallen to be paid by a Relevant Company or Turkcell Group Company due to the failure of either of the Cukurova Parties or their respective Affiliates aforesaid to pay that Tax when due and no such liability to Tax on the part of Alfa, the Company, a Relevant Company or Turkcell Group Company will arise if either of the Cukurova Parties or any of their respective Affiliates aforesaid or associates fails to pay any liability to Tax when due.

18.     PENSIONS

18.1 For the purposes of this paragraph 18, "Benefits Plans" means any scheme, agreement or arrangement (whether legally enforceable or not and including any ex gratia amounts) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits for any employee, director, former employee or former director of any Relevant Company or Turkcell Group Company or for the widow, widower, child or dependant of any such employee.

18.2 There are disclosed in the Cukurova Disclosure Letter full details of all Benefits Plans that any Relevant Company or Turkcell Group Company is a party to or participates in or contributes to, sufficient to allow Alfa to fully analyse any liability that it or any Relevant Company may have under the Benefits Plans.

18.3 Each Relevant Company and each Turkcell Group Company has each complied with all legal requirements of any country in which it operates to be a party to or participate in or contribute to any Benefits Plan, including participation in any state or other statutory Benefits Plan.

18.4 All Benefits Plans are operated in full compliance with any laws that relate thereto and no employees have been excluded from them in contravention of any legal right or duty.

18.5 The ongoing cost and liability of any Benefits Plan is fully and fairly disclosed in the Accounts of the relevant company and is fully funded and no promise or undertaking (whether legally binding or not) has been given to any employees of such companies or any other party which would, if carried out, lead to a material increase in such costs or liabilities.

                                   SCHEDULE 4

                                 ALFA WARRANTIES

1.      CAPACITY AND AUTHORITY

1.1     INCORPORATION

        Alfa is a company duly incorporated and validly existing under the laws of its country of incorporation. Its entire issued share capital is beneficially owned by Alfa Finance Holdings S.A.

1.2     AUTHORITY TO ENTER INTO TRANSACTION DOCUMENTS

        Alfa has the legal right and full power and authority to enter into, and perform its obligations under, the Transaction Documents, which when executed will constitute valid and binding obligations on it in accordance with their respective terms.

1.3     NO BREACH

        The execution and delivery of. and the performance by Alfa of its obligations under the Transaction Documents will not:-

        (A) result in a breach of any provisions of its constitutional documents;

        (B) result in a breach by it of any order, judgment, injunction or decree of any Court, governmental agency or regulatory body having appropriate authority;

        (C) conflict with or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or relieve a person from an obligation under, any agreement or arrangement to which it is a party and which is of material importance to it; or

        (D) make it liable under their articles of association, constitutional documents or any agreement or arrangement to offer for sale, transfer or otherwise dispose of (i) any assets of material importance to any of them and/or (ii) shares held by it in other bodies corporate.

1.4     Authority to carry on business

        Alfa has and has had since the Accounting Date the legal right and full power and authority to carry on its business.

1.5     Authorisation

        All corporate action, and all applicable governmental, statutory, regulatory or other consents required by Alfa to authorise the execution and delivery of, and to perform its obligations under the Transaction Documents will have been taken and/or obtained by Completion.

                                   SCHEDULE 5

                        FORMS OF SUBSCRIPTION INSTRUMENT

PART A - ALFA SUBSCRIPTION INSTRUMENT

                           ALFA TELECOM TURKEY LIMITED
                         Geneva Place, Waterfront Driv
                                  P.O. Box 3469
                               Road Town, Tortola
                             British Virgin Islands

[ date ]

The Directors
Cukurova Telecom Holdings Limited
Craigmuir Chambers, P.O. Box 71
Road Town, Tortola
British Virgin Islands

Dear Sirs

SUBSCRIPTION FOR CONVERTIBLE BONDS AND A SPECIAL SHARE

We hereby subscribe for US$1,593,000,000 Convertible Bonds (the "Convertible Bonds") in Cukurova Telecom Holdings Limited, a BVI Business Company with
company number 1000030 (the "Company") constituted by an Instrument dated [    ]
2005 (the "Instrument") for a consideration of US$1,593,000,000 in cash, together with the other securities which are issuable to the holder of the Convertible Bonds under the terms and conditions of the Instrument at the time of such subscription.

The Convertible Bonds shall be issued subject to the Instrument and shall not be subject to any additional designations powers preferences rights qualifications or limitations.

We consent to becoming the holder of the Convertible Bonds and any other such securities.

This letter is governed by British Virgin Islands law. Any disputes relating to this letter shall be resolved by arbitration in accordance with the provisions for arbitration in the articles of association of the Company.

Yours faithfully
ALFA TELECOM TURKEY LIMITED

---------------------------

PART B - CUKUROVA SUBSCRIPTION INSTRUMENT

                     CUKUROVA FINANCE INTERNATIONAL LIMITED
                         Craigmuir Chambers, P.O. Box 71
                               Road Town, Tortola
                             British Virgin Islands

[ date ]

The Directors
Cukurova Telecom Holdings Limited
Craigmuir Chambers, P.O. Box 71
Road Town, Tortola
British Virgin Islands

Dear Sirs

SUBSCRIPTION FOR SHARES

We hereby subscribe for 49 B Shares (the "Shares") of no par value in the capital of Cukurova Telecom Holdings Limited, a BVI Business Company with company number 1000030 (the "Company") for [figure to be inserted as per Subscription Agreement prior to signature of Instrument.]

The Shares shall be issued subject to the memorandum and articles of association of the Company, and shall not be subject to any additional designations, powers, preferences, rights, qualifications or limitations.

We consent to becoming the holder of the Shares.

This letter is governed by British Virgin Islands law. Any disputes relating to this letter shall be resolved by arbitration in accordance with the provisions for arbitration in the articles of association of the Company.

Yours faithfully
CUKUROVA FINANCE INTERNATIONAL LIMITED

______________________________

                                   SCHEDULE 6

              EXISTING INTERESTS OF THE CUKUROVA GROUP IN TURKCELL

                                                  PERCENTAGE OF ISSUED
SHAREHOLDER                    NUMBER OF SHARES   SHARE CAPITAL
--------------------------     ----------------   --------------------
Cukurova Holding A.S.           109,195,314,495    7.40%

Cukurova Investments N.V.        43,230,288,153    2.93%

Yapi ve Kredi Bankasi A.S.       42,807,402,352    2.90%
                               ----------------   --------------------
Total                           195,233,005,000   13.23%

CUKUROVA HOLDING A.S.:

/s/ Mehmet Emin Karamehmet
------------------------------------------
For and on behalf of CUKUROVA HOLDING A.S.
By:  Mehmet Emin Karamehmet

/s/ Osman Berkmen
------------------------------------------
For and on behalf of CUKUROVA HOLDING A.S.
By:  Osman Berkmen

being persons who, in accordance with the laws of the Republic of Turkey, are acting under the authority of that company

In the presence of:
------------------------------------------
/s/ Emre Derman, Attorney

EXECUTED and DELIVERED AS                           )
A DEED for and on behalf of                         )
ALFA TELECOM TURKEY LIMITED                         )
by its duly constituted attorney-in-fact            )

                                             Attorney /s/ Pavel Nazarian
                                             -----------------------------------

Witness:       /s/ Joseph Moss
               --------------------------------

               --------------------------------

               --------------------------------

EXECUTED and DELIVERED AS                           )
A DEED for and on behalf of                         )
CUKUROVA FINANCE                                    )
INTERNATIONAL LIMITED                               )
by its duly constituted attorney-in-fact            )

                                             Attorney /s/ Mehmet Emin Karamehmet
                                             -----------------------------------

Witness:       /s/ Emre Derman, Attorney
               --------------------------------

               --------------------------------

               --------------------------------